SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                     of the Securities Exchange Act of 1934

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                           WILLAMETTE INDUSTRIES, INC.

                (Name of Registrant as Specified in its Charter)

                       P. Schoenfeld Asset Management LLC

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

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


         PSAM URGES WILLAMETTE TO ACCELERATE DATE OF ANNUAL MEETING AND
             TO NOT ENTER INTO ANY TRANSACTION WITH GEORGIA PACIFIC

                WLL shareholders should be allowed to determine
                    the strategic direction of their company

NEW YORK, NY, January 11, 2002 -- P. Schoenfeld Asset Management (PSAM) today voiced dissatisfaction with Willamette Corporation's ("WLL") board for rejecting Weyerhaeuser's ("WY") $55 per share offer for all of WLL's common stock in a letter written to WLL Chairman William Swindells. PSAM is a beneficial owner of a sizeable number of shares in WLL. PSAM urged Mr. Swindells to accelerate the date of the next annual meeting of shareholders in face of growing investor concern regarding WLL's continued negotiations to acquire Georgia Pacific's building materials business and refusal to acknowledge shareholder preference for a deal with WY.


"We view your interest in a transaction with GP purely as a means of defeating WY's offer," said Peter Schoenfeld in his letter to Mr. Swindells. "In light of WLL shareholder response to WY's enhanced offer, we believe that it would be appropriate to accelerate the annual meeting of shareholders so that shareholders can vote on the strategic direction of their company." Weyerhaeuser said on Thursday that 64% of WLL's outstanding shares had been tendered in support of its offer.


Mr. Schoenfeld also drew attention to the numerous legal complaints filed in federal and local courts and cautioned the WLL Board of Directors against disenfranchising their shareholders through consummation of an agreement with GP. Mr. Schoenfeld reiterated that his firm intends to nominate a slate of three directors at Willamette's next annual meeting and is actively seeking qualified candidates.


PSAM previously announced its intention to nominate three directors at the Company's next annual meeting, if the Company's board of directors continued to "thwart the desires of a majority of shareholders" by pursuing a possible acquisition of Georgia-Pacific's building materials division, a transaction that some on Wall Street believe is strategically flawed and could create potential asbestos and tax liability for Willamette.


Willamette's board should let WLL's shareholders decide whether they would like to accept Weyerhaeuser's offer or put itself up for sale if the board believes that they could obtain a price higher than the $55 per share WY has offered.

The letter by P. Schoenfeld to Willamette Chairman William Swindells is attached.


THIS IS NOT A SOLICITATION OF A PROXY. WILLAMETTE INDUSTRIES, INC. STOCKHOLDERS ARE URGED TO READ THE RELEVANT PROXY SOLICITATION DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING THEIR SHARES. AT THE TIME THE PROXY SOLICITATION, IF ANY, IS COMMENCED, PSAM WILL FILE SOLICITATION MATERIALS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ("SEC"). THE SOLICITATION MATERIALS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SOLICITATION. THE SOLICITATION MATERIALS WILL BE MADE AVAILABLE TO ALL STOCKHOLERS OF WILLAMETTE AT NO EXPENSE TO THEM. PSAM AND PETER

SCHOENFELD MAY BE CONSIDERED PARTICIPANTS IN A PROXY SOLICITATION. INFORMATION REGARDING SUCH PERSONS AND THE NUMBER OF SHARES BENEFICIALLY OWNED BY THEM MAY BE FOUND IN A STATEMENT FILED WITH THE SEC UNDER RULE 14(a)-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE SOLICITATION MATERIAL AND INFORMATION REGARDING PARTICIPANTS WILL ALSO BE AVAILABLE FOR FREE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.


P. Schoenfeld, based in New York, is a registered investment advisor.

Contact: Brunswick Group, Steve Lipin/Nina Pawlak, 212-333-3810.

                       P. SCHOENFELD ASSET MANAGEMENT LLC
           ----------------------------------------------------------
                     1330 AVENUE OF THE AMERICAS, 34TH FLOOR
                            NEW YORK, NEW YORK 10019




January 11, 2002


By Fax 503-273-5604
and Federal Express

William Swindells
Chairman of the Board
Willamette Industries
1300 S.W. Fifth Avenue, Suite 3800
Portland, OR 97201

Dear Mr. Swindells:

As you know, P. Schoenfeld Asset Management ("PSAM") is the beneficial owner of a sizeable number of shares of Willamette Industries ("WLL") common stock. We are extremely disappointed by your Board's decision to reject Weyerhaeuser's $55 per share offer for all of WLL's common stock and to cease all negotiations with Weyerhaeuser ("WY"). As evidenced by the precipitous drop in WLL's stock price, many of your shareholders are similarly disappointed. Notwithstanding your efforts to block a highly attractive offer, an overwhelming majority of WLL shares were tendered to WY's enhanced offer. Nevertheless, you continue to ignore your shareholders.

In addition, your decision to continue negotiations to acquire Georgia Pacific's ("GP") building products division and not explore other strategic alternatives including negotiations with WY causes us and, I am sure, a significant number of other WLL shareholders, grave concern. We view your interest in a transaction with GP purely as a means of defeating WY's offer. In light of WLL shareholder response to WY's enhanced offer, we believe that it would be appropriate to accelerate the annual meeting of shareholders so that shareholders can vote on the strategic direction of their company. In the interim, we caution you against executing or consummating an agreement with GP which would result in a large number of shareholders being disenfranchised from exercising voting rights at the next annual meeting. Recent legal complaints in both Federal and State Court in Oregon, demonstrate that without a shareholder ratification of any Board decision on the future of WLL, you and the Board of Directors will continue to face significant litigation and potential personal liability for your decisions.

Lastly, we reiterate our previously announced intent to nominate three directors at this year's annual meeting and hereby inform you that we are actively seeking qualified candidates. We currently intend to pursue the election of such nominees even if you consummate a transaction with GP, but will consider withdrawing those nominees if WY proceeds with its publicly announced plans to nominate three candidates.

At the end of the day, you and your Board must be held accountable for any decline in shareholder value that your actions have caused.


Sincerely,



Peter M. Schoenfeld
Chairman and CEO

cc:  The Board of Directors

                             PARTICIPANT INFORMATION


         Set forth below is certain information including the aggregate number of shares of Common Stock of Willamette Industries, Inc. beneficially owned, directly or indirectly, by P. Schoenfeld Asset Management LLC ("PSAM") as of January 10, 2002.

          PSAM is a New York limited liability company whose business is to provide investment advisory services with respect to global event arbitrage activities to managed accounts and to certain investment partnerships for which entities controlled by Peter Schoenfeld serve as the general partner. The principal occupation of Mr. Schoenfeld is his position as the Managing Member of PSAM. As of the close of business on January 10, 2002, PSAM and Mr. Schoenfeld may be deemed to have beneficial ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934 of 588,300 shares of Common Stock of Willamette Industries, Inc. representing 0.54% of the outstanding Common Stock. PSAM and Schoenfeld have a business address at 1330 Avenue of the Americas, New York, NY 10019.